United States

Securities and Exchange Commission

Washington D.C. 20549

Schedule 13G

(Amendment No. 2)

Under the Securities Exchange Act of 1934

EuroBancshares, Inc.

(Name of Issuer)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

298716101

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 298716101	SCHEDULE 13G/A	Page 2 of 6

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1	Name of Reporting Persons

Placido Gonzalez Cordova

I.R.S. Identification Nos. of Above Person (entities only): N/A

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2	Check the Appropriate Box if a Member of A Group

(a)	☐
(b)	☐

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3	SEC Use Only

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4	Citizenship or Place of Organization

Commonwealth of Puerto Rico

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Number of	5	Sole Voting Power

1,969,746
Shares	---------------------------------------------------------------------------------
	6	Shared Voting Power

Beneficially		28,658
	---------------------------------------------------------------------------------
Owned by	7	Sole Dispositive Power

1,969,746
Each Reporting	---------------------------------------------------------------------------------
	8	Shared Dispositive Power

Person With	28,658

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9	Aggregate Amount Beneficially Owned by Each Reporting Person

1,998,404

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10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐

CUSIP No. 298716101	SCHEDULE 13G/A	Page 3 of 6

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11	Percent of Class Represented by Amount in Row (9)

10.40%

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12	Type of Reporting Person*

IN

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CUSIP No. 298716101	SCHEDULE 13G/A	Page 4 of 6

Item 1(a)	Name of Issuer:

EuroBancshares, Inc.

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Item 1(b)	Address of Issuer's Principal Executive Offices:

270 Munoz Rivera Avenue

San Juan, Puerto Rico 00918

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Item 2(a)	Name of Person Filing:

Placido Gonzalez Cordova

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Item 2(b)	Address of Principal Business Office or, if none, Residence:

270 Munoz Rivera Avenue

San Juan, Puerto Rico 00918

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Item 2(c)	Citizenship:

Commonwealth of Puerto Rico

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Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

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Item 2(e)	CUSIP No.:

298716101

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Item 3	Not Applicable

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Item 4	Ownership.

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1:

(a)	Amount Beneficially Owned:

1,998,404 shares of Common Stock

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(b)	Percent of Class:

10.40%

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CUSIP No. 298716101	SCHEDULE 13G/A	Page 5 of 6

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	1,969,746
(ii)	shared power to vote or direct the vote:	28,658(1)
(iii)	sole power to dispose or direct the
	disposition of:	1,969,746
(iv)	shared power to dispose or direct
	the disposition of:	28,658(1)

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Item 5	Ownership of Five Percent or Less of a Class.

Not Applicable

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Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

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Item 7	Identification and Classification of the Subsidiary Which Acquired the

Security Reported on by the Parent Holding Company.

Not Applicable

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Item 8	Identification and Classification of Members of the Group.

Not Applicable

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Item 9	Notice of Dissolution of Group.

Not Applicable

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Item 10	Certification.

Not Applicable

__________

(1)	These shares held by a family corporation for which Mr. Gonzalez serves as president.

CUSIP No. 298716101	SCHEDULE 13G/A	Page 6 of 6

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007	/s/ Placido Gonzalez Cordova
Placido Gonzalez Cordova